AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 20, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Riviera Tool Company

Common Stock, $0.001 Par Value

Commission File Number – 001-12673

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years

2.

The Common Stock of Riviera Tool Company (the “Company” or “Riviera”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net (losses) as follows:

Fiscal years ended

August 31,

Net (Loss)

2006

($1,639,000)

2005

($2,502,000)

2004

($8,241,000)

2003

$900,000

2002

($3,002,000)

Three months ended November 30,

Net (Loss)

2006

($362,000)

(b)

At November 30, 2006 the Company reported shareholders’ equity of $2,179,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On February 9, 2006 the Company was notified by the Amex that following a review of the Company’s quarterly report on Form 10-Q for the period ended November 30, 2005, Riviera was not in compliance with Section 1003(a)(ii) of the Company Guide, with shareholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years. The Company was given the opportunity to submit a plan by March 13, 2006, outlining its plan to regain compliance with Amex continued listing standards within a maximum of 18 months.

(b)

The Company submitted its plan to regain compliance on March 13, 2006 (the “Plan”), and the Company was granted an extension until August 9, 2007 to regain compliance with the continued listing standards, subject to the Company’s ability to meet its milestones as set forth in its Plan.

(c)

Upon review of the Company’s filing for the period ended November 30, 2006, the Exchange determined that Riviera had not been successful in meetings its milestones as detailed in its Plan and therefore the Company’s Common Stock did not qualify for continued listing.  This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated March 30, 2007

(d)

The Company did not appeal Staff’s determination within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Kenneth Rieth, President and Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC